Exhibit 99.1

PRESS RELEASE

July 27, 2005

Hooker Furniture to Close Pleasant Garden, N.C. Plant

Martinsville, Va.: In a move to better match domestic manufacturing capacity to demand, Hooker Furniture announced today that it plans to close its Pleasant Garden, N.C. plant by October 2005.

For several years, the Company has experienced decreased order and shipment rates for its domestically produced wood furniture and increased demand and sales for its imported wood and metal furniture. This mirrors an industry trend that has forced many U.S. wood furniture manufacturers to curtail operations. The Company also closed its Maiden, N.C. plant in 2004 and its Kernersville, N.C. plant in 2003.

The 300,000 square foot plant, one of three wood furniture manufacturing facilities operated by Hooker in Virginia and North Carolina, employs approximately 280 employees, representing about 16% of the Company’s total workforce, and produces some of the Company’s home entertainment and home office furniture. The products currently manufactured in Pleasant Garden will be shifted to Hooker’s wood furniture plants in Martinsville and Roanoke, Va.

With the closure of the Pleasant Garden facility, Hooker will operate 2.8 million square feet of factory and distribution space, including two wood furniture production plants, three upholstered furniture plants, two supply plants, a distribution center and several warehouses, all located in Virginia and North Carolina. The Company also utilizes a 210,000 square foot distribution center and warehouse in China that is owned and operated by two of the Company’s vendors.

“While we deeply regret having to displace a group of loyal, hard-working employees, the dynamics of the furniture industry today dictate an increasing reliance on offshore manufacturing in order to meet customer expectations and deliver the greatest possible value to consumers and retailers,” said Paul B. Toms Jr., chairman and chief executive officer.

“As we ‘right-size’ our business to better match manufacturing capacity to demand, our operating efficiency should improve as we specialize our domestic production around the niches in which Hooker has historically excelled, especially home entertainment and home office,” said Toms. “As the product lines now made in Pleasant Garden are shifted to Roanoke and Martinsville, we expect the efficiency of these remaining plants to benefit from increased volume levels following the 4-6 month period expected to complete this transfer.” Based on current volume levels, the Company expects to realize savings from reduced fixed operating expenses of $2.0 to $2.5 million annually once the transfer of Pleasant Garden production is complete.

In connection with the closing of the Pleasant Garden facility, Hooker expects to record restructuring and related asset impairment charges of $4.2 to $5.4 million pretax ($2.6 to $3.3 million after tax, or $0.22 to $0.28 per share) to write-down certain assets at that facility, for severance benefits to be paid to terminated employees and other restructuring expenses. Approximately 85% to 95% of these charges and expenses are expected to be recorded in the 2005 third quarter. The Company expects that the cost of disassembling and relocating equipment and realigning production will not be significant.

“Hooker will offer a severance package to the affected employees expected to total approximately $1.4 to $1.8 million,” according to Jack Palmer, vice president of human resources. In addition to the severance package, eligible Pleasant Garden employees will be entitled to receive distributions from the Company’s retirement plans including Hooker’s Employee Stock Ownership Plan. Hooker also will apply for job placement counseling under Trade Act programs that provide assistance to trade-affected workers. The Company has no plans to transfer any of the Pleasant Garden employees to other locations.

“Our remaining wood furniture plants in Roanoke and Martinsville are well positioned to competitively produce stylish home entertainment and home office furniture of quality and value,” Toms continued. “The Roanoke plant will specialize in executive home office, modular systems and high-end wall units, while the Martinsville plant will focus on entertainment centers, theater wall systems, computer armoires and bedroom furniture. Both plants offer a highly skilled and experienced workforce, fine finishing capabilities and the ability to complete small production runs of the Company’s broad product lines.”

The Company expects little impact on delivery schedules to dealers as a result of the plant closing. Shipments of all domestically manufactured wood furniture products should continue on a timely basis.

Toms said that Hooker continues to see the advantages of a ‘blended’ manufacturing and sourcing approach combining imported and domestically produced products. “We believe our retail customers stand to benefit from advantages of domestic manufacturing such as quicker product development cycles, shorter lead times, quicker deliveries and the ability to produce and deliver smaller quantities more frequently to serve a broader product line.”

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old manufacturer and importer of home entertainment furniture and wall units, home office, bedroom and youth bedroom, casual and formal dining, accent, occasional and game table pieces, and leather and fabric upholstered residential furniture. With approximately 1,700 employees, the Company operates six manufacturing facilities, two supply plants, five distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ SmallCap Market under the symbol HOFT, and closed at $18.89 on July 27, 2005. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestic products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.